Exhibit 2.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”) is entered effective as of the 20th day of August, 2004, by and among Presstek, Inc., a Delaware corporation (“Platinum”), Silver Acquisitions Corp., a Delaware corporation (“Purchaser”), Paragon Corporate Holdings, Inc., a Delaware corporation (“Parent”), A.B. Dick Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Seller”), A.B. Dick Company of Canada, Ltd., a Canada corporation and wholly-owned subsidiary of Seller (“Canada Sub”) and Interactive Media Group, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent (“IMG” and together with Canada Sub and Seller, the “Sellers”).  Platinum, Purchaser, Parent and the Sellers may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into a certain Asset Purchase Agreement dated July 13, 2004, (the “Asset Purchase Agreement”); and

WHEREAS, Section 13.8 of the Asset Purchase Agreement provides that it may be amended in a writing signed by the Parties to be bound.

NOW, THEREFORE, in order to induce the Parties to consummate the transactions contemplated by the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all Parties hereto, the Parties agree as follows:

1.                                       Section 8.3 of the Asset Purchase Agreement is hereby deleted in its entirety and such provision shall have no further force and effect.

2.                                       Section 10.12 of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“10.12  Accounts Receivable and Inventory. (i) At the Effective Time, the sum of accounts receivable and inventory, less deferred revenue, of Seller and Canada Sub shall be at least $22,700,000 on a cumulative basis, and (ii) Limited shall have $5,400,000 in net assets (including the intercompany payable due Seller of $1,600,000), in each case measured in accordance with GAAP.  In determining the amount of inventory for purposes of the calculations under this Section 10.12, the Parties agree that Seller is permitted to include pre-paid inventory to the extent that such pre-paid inventory (A) does not exceed $2.5 million in the aggregate and (B) is scheduled to be delivered no later than November 30, 2004.”

3.                                       Except as explicitly set forth in this Amendment, the Parties hereby reaffirm the Asset Purchase Agreement in its entirety.

4.                                       The validity of this Amendment, the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties of this Amendment will be exclusively governed by and construed in accordance with the internal laws of the State of New York as applied to agreements entered into solely between residents of and to be performed entirely in the State of New York, without reference to that body of law relating to conflicts of law or choice of law.

5.                                       This Amendment may be executed in counterparts, each of which will be an original as regards any Party whose name appears thereon and all of which together will constitute one and the same instrument.  This Amendment will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the Parties reflected hereon as signatories.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

PRESSTEK, INC.		PARAGON CORPORATE HOLDINGS, INC.

By:	/s/ Edward J. Marino	By:	/s/ Jeffrey S. Herden
Name:	Edward J. Marino	Name:	Jeffrey S. Herden
Title:	President and CEO	Title:	Secretary

SILVER ACQUISITIONS CORP.		A.B. DICK COMPANY

By:	/s/ Edward J. Marino	By:	/s/ Stephen S. Gray
Name:	Edward J. Marino	Name:	Stephen S. Gray
Title:	President and CEO	Title:	CRO

A.B. DICK COMPANY OF CANADA, LTD.

		By:	Gerry Welstead
		Name:	Gerry Welstead
		Title:	Contoller

INTERACTIVE MEDIA GROUP, INC.

		By:	/s/ Jeffrey S. Herden
		Name:	Jeffrey S. Herden
		Title:	Secretary